Exhibit 2.1

                  AGREEMENT AND PLAN OF MERGER

                              AMONG

                 HEARTLAND FINANCIAL USA, INC.,

                   NBI ACQUISITION CORPORATION

                               AND

                    NATIONAL BANCSHARES, INC.





                         August 17, 1999

                          EXHIBIT INDEX



                         Exhibit A Form of Legal Opinion of
                         National's Counsel

                         Exhibit B Form of Non-Competition
                         Agreement



                         SCHEDULE INDEX



                         Schedule 4.1   Articles of Incorporation
                                        and Bylaws of National

                         Schedule 4.2   Articles of Incorporation
                                        and Bylaws of Bank

                         Schedule 4.5   National Capitalization

                         Schedule 4.6   Bank and Bank
                                        Subsidiaries Capitalization

                         Schedule 4.7   Financial Statements

                         Schedule 4.9   Title to Properties

                         Schedule 4.11  Large Loans and Deposits

                         Schedule 4.12  Undisclosed Liabilities;
                                        Adverse Changes

                         Schedule 4.14  Compliance with ERISA

                         Schedule 4.15  Compliance with Legal
                                        Requirements

                         Schedule 4.16  Legal Proceedings; orders

                         Schedule 4.17  Absence of Certain
                                        Changes and Events

                         Schedule 4.18  Properties, Contracts,
                                        Employee Benefit Plans and Other
                                        Agreements

                         Schedule 4.19  No Defaults

                         Schedule 4.20  Insurance

                         Schedule 4.21  Compliance with
                                        Environmental Laws

                         Schedule 4.26  Brokerage Commissions

                  AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of August 17, 1999, among NATIONAL BANCSHARES, INC., a New Mexico corporation ("National"), HEARTLAND FINANCIAL USA, INC., a Delaware corporation ("Acquiror"), and NBI ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Acquiror ("Acquisition Corp").

                            RECITALS

     A. The parties to this Agreement desire to effect a reorganization whereby Acquiror desires to acquire control of National through the merger (the "Merger") of National with and into Acquisition Corp with Acquisition Corp being the surviving corporation (the "Surviving Corporation").

     B. Pursuant to the terms of this Agreement, each outstanding share of the capital stock of National, which is comprised of one class of common stock, $10.00 par value per share ("National Common Stock"), shall be converted into the right to receive the amount of cash, as set forth below at the time of the closing of the Merger (the "Closing"), and each outstanding share of common stock of Acquisition Corp shall be converted into and thereafter represent one share of common stock of the Surviving Corporation, $0.01 par value per share.

     C. The boards of directors of each of National and Acquisition Corp have approved this Agreement and the Merger.


                           AGREEMENTS

     In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:

                            ARTICLE 1
                           DEFINITIONS

     Section 1.1 DEFINITIONS. In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings.

          (a)  "Affiliate" means with respect to:

               (i)  a particular individual: (A) each other
member of such individual's Family; (B) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; (C) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (D) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and

               (ii) a specified Person other than an individual:
(A) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (B) any Person that holds a Material Interest in such specified Person; (C) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);
(D) any Person in which such specified Person holds a Material Interest; (E) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (F) any Affiliate of any individual described in clause (B) or (C) of this subsection (ii).

          (b) "Applicable Contract" means any Contract: (i) under which National or the Bank has or may acquire any rights;
(ii) under which National or the Bank has or may become subject to any obligation or liability; or (iii) by which National or the Bank or any of the assets owned or used by either or them is or may become bound.

          (c) "Bank" means the First National Bank of Clovis, a national banking association with its main office located in Clovis, New Mexico, and a wholly-owned subsidiary of National.

          (d) "Best Efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

          (e) "Breach" means with respect to a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement:
(i) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision; or (ii) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence or circumstance.

          (f) "Business Day" means any day except Saturday, Sunday and any day on which the Bank is authorized or required by law or other government action to close.

          (g) "Call Reports" means the quarterly reports of income and condition required to be filed with the Office of the Comptroller of the Currency.

          (h) "Contemplated Transactions" means all of the transactions contemplated by this Agreement, including: (i) the merger of National and Acquisition Corp; (ii) the performance by Acquiror, Acquisition Corp and National of their respective covenants and obligations under this Agreement; (iii) Acquiror's acquisition of control of National and the Bank; and (iv) the merger of the Bank into New Mexico Bank & Trust, a New Mexico state bank and a Subsidiary of Acquiror.

          (i) "Contract" means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding.

          (j)  "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended.

          (k) "Family" means with respect to an individual: (i) the individual; (ii) the individual's spouse and former spouses;
(iii) any other natural person who is related to the individual or the individual's spouse within the second degree; and (iv) any other natural person who resides with such individual.

          (l)  "Knowledge" with respect to:

               (i) an individual means that such person will be deemed to have "Knowledge" of a particular fact or other matter if: (A) such individual is actually aware of such fact or other matter; or (B) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter; and

               (ii) a Person (other than an individual) means that such Person will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, outside advisor, officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

          (m) "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, regulation, statute or treaty.

          (n)  "Material Adverse Effect" with respect to a Person
(other than an individual) means a material adverse effect on the financial condition, assets or business of such Person.

          (o) "Material Interest" means the direct or indirect beneficial ownership (as currently defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least 33% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 33% of the outstanding equity securities or equity interests in a Person.

          (p) "Merger" means the merger of National and Acquisition Corp provided for in this Agreement.

          (q) "Order" means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

          (r) "Ordinary Course of Business" shall include any action taken by a Person only if such action:

               (i) is consistent with the past practices of such Persons and is taken in the ordinary course of the normal day-to-day operations of such Person;

               (ii) is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution; and

               (iii) is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

          (s)  "Person" means any individual, corporation
(including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

          (t) "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

          (u) "Regulatory Authorities" means any federal, state or local governmental body, agency or authority which under applicable statutes and regulations: (i) has supervisory, judicial, administrative, police, taxing or other power or authority over National, the Bank, Acquiror or Acquisition Corp;
(ii) is required to approve, or give its consent to the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith, including in any case, the Board of Governors of the Federal Reserve System.

          (v) "Representative" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

          (w) "Subsidiary" means with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

          (x) "Tax" means any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

          (y) "Tax Return" means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

          (z) "Threatened" means a claim, Proceeding, dispute, action or other matter for which any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

     Section 1.2 PRINCIPLES OF CONSTRUCTION. (a) In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor's sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words "from" and "commencing on" (and the like) mean "from and including," and the words "to," "until" and "ending on" (and the like) mean "to, but excluding"; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Dubuque, Iowa time; (vi) "including" means "including, but not limited to"; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified;
(viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances require; and
(ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions.

          (b) The Schedules of National referred to in this Agreement consist of the agreements and other documentation described and referred to in this Agreement with respect to National or the Bank, which Schedules were delivered by National to Acquiror not less than five Business Days before the date of this Agreement. The disclosures in the Schedules, and those in any supplement thereto, shall relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

          (c) All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States, consistently applied
("GAAP").


                            ARTICLE 2
                           THE MERGER

     Section 2.1 MANNER OF MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below), National shall be merged with and into Acquisition Corp pursuant to the provisions of, and with the effect provided in, the Delaware General Corporation Law (the "DGCL"), and Acquisition Corp shall be the corporation resulting from such merger (the "Surviving Corporation"). As a result of the Merger, each share of National Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the amount of cash, as is calculated in accordance with Section 3.2.

     Section 2.2  EFFECT OF MERGER.  At the Effective Time,
National shall be merged with and into Acquisition Corp with the effect provided in Section 259 of the DGCL and Acquisition Corp shall be the Surviving Corporation.

     Section 2.3 CERTIFICATE OF INCORPORATION. From and after the Effective Time and until amended as provided by law, the certificate of incorporation of the Surviving Corporation shall be identical to the certificate of incorporation of Acquisition Corp as in effect immediately prior to the Effective Time.

     Section 2.4 BYLAWS. From and after the Effective Time and until amended as provided by law, the bylaws of the Surviving
Corporation shall be identical to the bylaws of Acquisition Corp as in effect immediately prior to the Effective Time.

     Section 2.5 DIRECTORS AND OFFICERS. The directors and officers of Acquisition Corp immediately prior to the Effective Time shall serve as the directors and officers of the Surviving Corporation until their successors shall have been elected or appointed and shall have qualified in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation.

     Section 2.6 CLOSING. (a) The closing of the Merger (the "Closing") shall occur through the mail or at a place which is mutually acceptable to Acquiror and National, or if they fail to agree, at the offices of Barack Ferrazzano Kirschbaum Perlman & Nagelberg, located at 333 W. Wacker Drive, Suite 2700, Chicago, Illinois 60606, at 10:00 a.m. on a date mutually acceptable to Acquiror and National, or if they fail to agree, on a date which is ten Business Days after all required approvals or consents of the Regulatory Authorities for the Contemplated Transactions have been received and all statutory waiting periods relating to such approvals have expired, provided, however, that Acquiror shall have the right to extend such date to no later than April 30, 2000, if necessary, in Acquiror's reasonable discretion (the "Closing Date"). Subject to the provisions of Article 10, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

          (b) The parties hereto agree to file on the Closing Date an appropriate certificate of merger, as contemplated by
Section 103 of the DGCL, with the Secretary of State of the State of Delaware. The Merger shall be effective upon the close of business on the day the certificate of merger has been duly filed with the Secretary of State of the State of Delaware (the "Effective Time").

     Section 2.7  ACQUIROR'S DELIVERIES AT CLOSING.  At the
Closing, Acquiror shall deliver or cause to be delivered the following items to or on behalf of National:

          (a) certified or cashier's check payable to each holder of National Common Stock as of the time immediately prior to the Closing in an amount equal to the shareholder's Pro Rata Portion, as defined below; the first installment of such Pro Rata Portion, as defined below, with respect to any seller who has made an effective Installment Election, as defined below;

          (b) a certificate executed by the President or Vice President and Secretary or any Assistant Secretary of Acquiror dated the Closing Date stating that: (i) all of the representations and warranties of Acquiror and Acquisition Corp set forth in this Agreement are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that such representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects; and (ii) each of Acquiror and Acquisition Corp has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, and also with respect to the performance by Acquiror of the covenant in Section 2.7(a), Acquiror shall have performed and complied in all respects with such covenants and obligations; and

          (c) such other documents as National may reasonably request.

All of such items shall be reasonably satisfactory in form and substance to National and its counsel.

     Section 2.8  NATIONAL'S DELIVERIES AT CLOSING.  At the
Closing, National shall deliver the following items to Acquiror:

          (a) stock certificates representing all of the shares of National Common Stock that are issued and outstanding immediately prior to the Closing and owned of record by the Persons to whom the payments described in Section 2.7(a) are to be made except for shares owned by shareholders who dissent from the Merger;

          (b) a resignation from each of the directors of National and its Subsidiaries (including the Bank) from such individual's position as a director of National and each of its Subsidiaries, and at the request of Acquiror, from such individual's position as an officer of National or any of its Subsidiaries;

          (c) a good standing certificate for National issued by the Public Regulation Commission of the State of New Mexico and dated not more than ten Business Days prior to the Closing Date;

          (d) a copy of the articles of incorporation of National certified not more than ten Business Days prior to the Closing Date by the Public Regulation Commission of the State of
New Mexico;

          (e)  a certificate of the Secretary or any Assistant
Secretary of National dated the Closing Date certifying a copy of the bylaws of National;

          (f) copies of resolutions of the shareholders and the board of directors of National authorizing and approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by the Secretary or any Assistant Secretary of National;

          (g) a good standing certificate for the Bank issued by the Office of the Comptroller of the Currency (the "OCC") and dated not more than twenty Business Days prior to the Closing
Date;

          (h) a copy of the most recently amended and restated articles of association of the Bank certified by the OCC not more than twenty Business Days prior to the Closing Date;

          (i) a certificate of the Cashier of the Bank dated the Closing Date certifying a copy of the bylaws of the Bank and stating that there have been no further amendments to the articles of association of the Bank delivered pursuant to the immediately preceding paragraph of this Section;

          (j) a certificate executed by the President or Vice President and Secretary or any Assistant Secretary of National dated the Closing Date stating that: (i) all of the representations and warranties of National set forth in this Agreement are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that such representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects; and
(ii) National has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, National shall have performed and complied in all respects with such covenants and obligations;

          (k) a list of National's shareholders as of the Closing Date certified by the Secretary or any Assistant
Secretary of National;

          (l) a legal opinion of National's counsel dated the Closing Date in the form attached as Exhibit A; and

          (m)  an executed Non-Competition Agreement from Dan
Hardisty,  substantially in the form attached as Exhibit B;

          (n) such other documents as Acquiror may reasonably request.

All of such items shall be reasonably satisfactory in form and substance to Acquiror and its counsel.

     Section 2.9 BANK MERGER. After the Effective Time, Acquiror intends to merge or consolidate the Bank with and into New Mexico Bank & Trust, a New Mexico state bank and a Subsidiary of Acquiror, resulting in a single New Mexico bank, which shall be New Mexico Bank & Trust (the "Bank Merger"). The Bank Merger will be effected pursuant to a merger or other similar agreement (the "Bank Merger"), in the form required by applicable New Mexico law, and by other applicable laws, containing terms and conditions not inconsistent with this Agreement, as determined by Acquiror. The Bank Merger shall only occur if the Merger is consummated, and it shall become effective immediately after the Effective Time or such later time as may be determined by Acquiror. To obtain the necessary regulatory approval for the Bank Merger to occur immediately after the Effective Time, National agrees, and agrees to cause the Bank, to approve, adopt, execute and deliver the Bank Merger Agreement and take other reasonable steps prior to the Effective Time to effect the Bank Merger; provided that National shall not be required to incur any material cost or take any irrevocable action in connection with its obligations under this Section.

                            ARTICLE 3
               TREATMENT OF AND PAYMENT FOR SHARES

     Section 3.1 TREATMENT OF ACQUIROR STOCK. Each share of common stock, $0.01 par value per share, of Acquisition Corp issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding at the Effective Time, shall be unaffected by the Merger and shall thereafter represent all of the issued and outstanding stock of the Surviving Corporation.

     Section 3.2  TREATMENT OF NATIONAL COMMON STOCK.
(a) Subject to the provisions of this Article, by virtue of the Merger and without any action on the part of the holder thereof, at the Effective Time, each share of National Common Stock issued and outstanding immediately prior to the Effective Time shall be deemed surrendered and automatically converted into and shall thereafter represent the right to receive an amount in cash equal to the Cash Price Per Share. For purposes of this Agreement, the Cash Price Per Share shall be equal to the Aggregate Price (as defined below) divided by the number of shares of National Common Stock issued and outstanding immediately prior to the Effective Time.

          (b) The Aggregate Price shall be equal to $23,250,000 less the amount, if any, by which the consolidated shareholders' equity of National, computed in accordance with GAAP (but not including for purposes of this Section any (i) intangibles, including goodwill; (ii) realized gains or losses resulting from sales after the date of this Agreement of investment securities; or (iii) unrealized gains or losses prescribed by Financial Accounting Standards Board No. 115), as of the last Business Day of the month ending immediately prior to the Closing Date (the "Closing Equity"), is less than $14,250,000. For example, if the Closing Equity is $14,000,000, the Aggregate Price will be $23,000,000.

          (c) Notwithstanding anything contained herein to the contrary, Acquiror agrees that any National shareholder entitled to receive a pro rata share of the Aggregate Price (the "Pro Rata Portion") at the Closing pursuant to the terms of this Agreement may make an irrevocable election by written notice delivered to Acquiror not later than 30 days prior to the Closing Date (the "Installment Election"), to receive the Pro Rata Portion which shall be payable, at such shareholder's election, in three, four or five equal annual installments. The first such installment shall be payable on the Closing Date and the remaining installments shall be payable on each of the following succeeding anniversaries of the Closing Date until the full amount of the Pro Rata Portion has been paid to such shareholder. Acquiror agrees to pay to any shareholder electing such installment option interest on any outstanding balance due to such shareholder after the Closing Date at an annual rate equal to 7.00%, payable with and in addition to each installment payment. The holder of the instrument representing the Installment Election may elect to accelerate the balance due under the Installment Election at any time after giving 30 days notice to Acquiror.

          (d) After the Effective Time, no holder of National Common Stock which is issued and outstanding immediately prior to the Effective Time will have any rights in respect of such National Common Stock except to receive cash for the shares of National Common Stock as provided in this Section, or to receive payment for such shares of National Common Stock in the manner and to the extent provided in subsection 53-15-4 NMSA.


                            ARTICLE 4
           REPRESENTATIONS AND WARRANTIES OF NATIONAL

     National hereby represents and warrants to Acquiror as follows:

     Section 4.1 NATIONAL ORGANIZATION. National: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of New Mexico and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve") as a bank holding company under the federal Bank Holding Company Act of 1956, as amended (the "BHCA"); and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. Copies of the articles of incorporation and bylaws of National and all amendments thereto set forth on Schedule 4.1 are complete and correct.

     Section 4.2 BANK ORGANIZATION. The Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. The Bank has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary. Copies of the articles of association and bylaws of the Bank and all amendments thereto set forth on Schedule 4.2 are complete and correct.

     Section 4.3 AUTHORIZATION; ENFORCEABILITY. National has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by National, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action (except for the requisite approval of its shareholders), and this Agreement constitutes a legal, valid and binding obligation of National enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws and subject to general principles of equity.

     Section 4.4 NO CONFLICT. Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the certificate of incorporation or articles of association, and the bylaws, of National or any of its Subsidiaries, or any resolution adopted by the board of directors or shareholders of National or any of its Subsidiaries; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which National or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, other than any of the foregoing that would be satisfied by compliance with the provisions of the BHCA, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the National Bank Act, as amended (the "National Bank Act"), and the New Mexico Business Corporation Act; (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Applicable Contract to which National or any of its Subsidiaries is a party or by which any of their respective assets is bound; or (d) result in the creation of any lien, charge or encumbrance upon or with respect to any of the assets owned or used by National or any of its Subsidiaries. Neither National nor any of its Subsidiaries is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions except Regulatory Authorities and National's shareholders..

     Section 4.5 NATIONAL CAPITALIZATION. The authorized capital stock of National currently consists, and immediately prior to the Effective Time will consist, exclusively of 100,500 shares of National Common Stock, of which 14,504 shares are, and will be, duly issued and outstanding, fully paid and non-assessable. On the Closing Date, all of such shares of National Common Stock will be subject to no claim of right except pursuant to this Agreement. There are no unexpired or pending preemptive rights with respect to any shares of capital stock of National. There are no outstanding securities of National which are convertible into or exchangeable for any shares of National's capital stock, and except as provided in this Section and in
Schedule 4.26, National is not a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of National. National does not own or have any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business except for the capital stock of its Subsidiaries and as set forth on Schedule 4.5.

     Section 4.6 BANK CAPITALIZATION. The authorized capital stock of the Bank consists, and immediately prior to the Effective Time, will consist exclusively of 205,000 shares of capital stock, $10.00 par value per share, all of which shares are, and immediately prior to the Closing will be, duly authorized, validly issued and outstanding, fully paid and nonassessable (the "Bank Shares"). National is, and will be on the Closing Date, the record and beneficial owner of 100% of the Bank Shares, free and clear of any lien or encumbrance whatsoever. The Bank Shares are, and will be on the Closing Date, freely transferable and are, and will be on the Closing Date, subject to no claim of right except pursuant to this Agreement. There are no unexpired or pending preemptive rights with respect to any shares of capital stock of the Bank. There are no outstanding securities of the Bank which are convertible into or exchangeable for any shares of the Bank's capital stock, and the Bank is not a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of the Bank. The Bank does not own or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business, except as set forth on Schedule 4.6.

     Section 4.7 FINANCIAL STATEMENTS AND REPORTS. True, correct and complete copies of the following financial statements of National are included in Schedule 4.7:

          (a)  the Consolidated Balance Sheets as of December 31,
1998, 1997 and 1996 and the related Consolidated Statements of Income and Statements of Changes in Stockholders' Equity for the years ended December 31, 1998, 1997 and 1996; and

          (b)  the Consolidated Balance Sheets as of June 30,
1999 and the related Consolidated Statements of Income and Statements of Changes in Stockholders' Equity for the six months ended June 30, 1999.

     The financial statements described in clause (a) above are compiled statements and have been prepared in conformity with GAAP. The financial statements described in clause (b) above have been prepared on a basis consistent with past accounting practices and as required by applicable rules or regulations and fairly present the consolidated financial condition and results of operations at the dates and for the periods presented, subject to year-end adjustments (which changes in the aggregate would not reasonably be expected to have a Material Adverse Effect on National). Taken together, the financial statements described in clauses (a) and (b) above (collectively, the "Financial Statements") fairly and accurately present in all material respects the respective financial position, assets, liabilities and results of operations of National and its Subsidiaries as at the respective dates of and for the periods referred to in the Financial Statements.

     Section 4.8 BOOKS AND RECORDS. The books of account, minute books, stock record books and other records of National and its Subsidiaries are complete and correct and have been maintained in accordance with sound business practices and all applicable Legal Requirements, including the maintenance of any adequate system of internal controls. The minute books of National and its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of National and its Subsidiaries, respectively. At the Closing, all of those books and records will be in the possession of National and its Subsidiaries.

     Section 4.9 TITLE TO PROPERTIES. Each of National and its Subsidiaries has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, which it purports to own, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except:
(a) as noted in the most recent Financial Statement or on
Schedule 4.9; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the Ordinary Course of Business; and (d) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held. Each of National and its Subsidiaries as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it. All buildings and structures owned by each of National and its Subsidiaries lie wholly within the boundaries of the real property owned or validly leased by it, do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person

     Section 4.10 CONDITION AND SUFFICIENCY OF ASSETS. The material buildings, structures and equipment of National and its Subsidiaries are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in the aggregate in nature or in cost. The real property, buildings, structures and equipment owned or leased by National and its Subsidiaries are in compliance with the Americans with Disabilities Act of 1990, as amended ("ADA"), and the regulations promulgated thereunder, and all other building and development codes and other restrictions, including subdivision regulations, building and construction regulations, drainage codes, health, fire and safety laws and regulations, utility tariffs and regulations, conservation laws and zoning laws and ordinances. The assets and properties, whether real or personal, tangible or intangible, which National or its Subsidiaries purport to own are sufficient for the continued conduct of the business of National and its Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing.

     Section 4.11 LOAN LOSS RESERVE. All loans and loan commitments extended by the Bank and any extensions, renewals or continuations of such loans and loan commitments (the "Loans") were made in accordance with customary lending standards of the Bank in the Ordinary Course of Business. The Loans are evidenced by appropriate and sufficient documentation and constitute valid and binding obligations to the Bank enforceable in accordance with their terms. All such Loans are, and at the Closing will be, free and clear of any encumbrance or other charge and the Bank has complied, and at the Closing will have complied with all laws and regulations relating to such Loans. The reserve for possible loan and lease losses of the Bank is and will be on the Closing Date adequate in all respects to provide for possible or specific losses, net of recoveries relating to loans previously charged off, and contains and will contain an additional amount of unallocated reserves for unanticipated future losses at an adequate level. On the Closing Date, the Bank's reserve for possible loan and lease losses will equal the amount set forth in
Section 6.2 (e). None of the Loans is subject to any material offset or claim of offset, and the aggregate loan balances in excess of the Bank's reserve for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms and all uncollectible loans have been charged off. Set forth on Schedule 4.11 is a list of the twenty largest loans currently held by the Bank, identified by account number, type of loan and borrower, and the twenty largest deposits, identified by type of deposit, interest rate and name of account holder. National has no Knowledge of any intent by any of those Persons listed on Schedule 4.11 to change in any material respect its current business relationship with the Bank after the Closing.

     Section 4.12 UNDISCLOSED LIABILITIES; ADVERSE CHANGES. Except as set forth in Schedule 4.12, neither National nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for liabilities or obligations reflected or reserved against in the Financial Statements and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. Since the date of the latest Financial Statement, there has not been any material adverse change in the business, operations, properties, prospects, assets or condition of National or any of its Subsidiaries, and no event has occurred or circumstance exists that may result in such a material adverse change.

     Section 4.13 TAXES. Each of National and its Subsidiaries has duly filed or will duly file all Tax Returns required to be filed by it for all periods prior to the Closing Date, and each such Tax Return is or will be complete and accurate. Each of National and its Subsidiaries has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by National or its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided. There is no claim or assessment pending or, to the Knowledge of National, Threatened against National or its Subsidiaries for any Taxes owed by any of them. No audit, examination or investigation related to Taxes paid or payable by National or its Subsidiaries is presently being conducted or, to the Knowledge of National, Threatened by any Regulatory Authority. National has delivered to Acquiror true, correct and complete copies of all Tax Returns previously filed by each of National and its Subsidiaries and any tax examination reports and statements of deficiencies assessed or agreed to for any of National or its Subsidiaries with respect to the last three fiscal years.

     Section 4.14  COMPLIANCE WITH ERISA.  Except as set forth on
Schedule 4.14, all employee benefit plans (as defined in Section 3(3) of ERISA) established or maintained by National or any of its Subsidiaries or to which National or any of its Subsidiaries contributes, are in compliance with all applicable requirements of ERISA, and are in compliance with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing) of the Internal Revenue Code of 1986, as amended (the "Code"), for obtaining the tax benefits the Code thereupon permits with respect to such employee benefit plans. No such employee benefit plan has, or as of the Closing will have, any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which National or any of its Subsidiaries would be liable to any Person under Title IV of ERISA if any such employee benefit plan were terminated as of the Closing. Such employee benefit plans are funded in accordance with Section 412 of the Code (if applicable). There would be no obligations of National or any of its Subsidiaries under Title IV of ERISA relating to any such employee benefit plan that is a multi-employer plan if any such plan were terminated or if National or any of its Subsidiaries withdrew from any such plan as of the Closing.

     Section 4.15 COMPLIANCE WITH LEGAL REQUIREMENTS. Except as set forth in Schedule 4.15, each of National and its Subsidiaries is, and at all times since January 1, 1996, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets. No event has occurred or circumstance exists that (with or without notice or lapse of time): (a) may constitute or result in a violation by National or any of its Subsidiaries of, or a failure on the part of National or any of its Subsidiaries to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of National or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement. Except as set forth on
Schedule 4.15, neither National nor any of its Subsidiaries has received, at any time since January 1, 1996, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (x) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible, or potential obligation on the part of National or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

     Section 4.16 LEGAL PROCEEDINGS; ORDERS. Schedule 4.16 is a true and correct list of all Proceedings and Orders pending, entered into or, to the Knowledge of National, Threatened against or affecting National or any of its Subsidiaries or any of their respective assets or businesses, or the Contemplated Transactions, since January 1, 1996, and there is no fact known to National which would provide a basis for any Proceeding or Order. To the Knowledge of National, no officer, director, agent or employee of National or any of its Subsidiaries is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of National or any of its Subsidiaries. Neither National nor any of its Subsidiaries has received at any time since January 1, 1996, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any material Legal Requirement to which National or any of its Subsidiaries, or any of the assets owned or used by any of them, is or has been subject.

     Section 4.17 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in Schedule 4.17, since December 31, 1998, each of National and its Subsidiaries has conducted its respective businesses only in the Ordinary Course of Business and with respect to each there has not been any:

          (a) change in its authorized or issued capital stock; grant of any stock option or right to purchase shares of its capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by it of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of its capital stock;

          (b) amendment to its articles of incorporation or association or bylaws or any resolutions adopted by its board of directors or shareholders with respect to the same;

          (c) payment or increase of any bonuses, salaries or other compensation to any of its shareholders, directors, officers or employees, or entry by it into any employment, severance or similar Contract with any director, officer or employee;

          (d) adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any Employee Benefit Plan (as defined below);

          (e) damage to or destruction or loss of any of its assets or property, whether or not covered by insurance;

          (f) entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;

          (g) material change in any existing lease of real or personal property to which it is a party;

          (h) sale lease or other disposition of any of its assets or properties (other than in the Ordinary Course of Business), or mortgage, pledge or imposition of any lien or other encumbrance upon any of its material assets or properties except for tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with the acceptance by the Bank of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or
(iii) otherwise incurred in the Ordinary Course of Business;

          (i)  incurrence by it of any obligation or liability
(fixed or contingent) other than in the Ordinary Course of Business;

          (j) cancellation or waiver by it of any claims or rights with a value in excess of $5,000;

          (k)  any investment by it of a capital nature exceeding
$5,000 or aggregate investments of a capital nature exceeding
$15,000;

          (l) except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

          (m) transaction for the borrowing or loaning of monies, other than in the Ordinary Course of Business;

          (n)  material change in its accounting methods used; or

          (o) agreement, whether oral or written, by it to do any of the foregoing.

     Section 4.18 PROPERTIES, CONTRACTS, EMPLOYEE BENEFIT PLANS AND OTHER AGREEMENTS. Except for loan agreements evidencing loans made by the Bank in the Ordinary Course of Business,
Schedule 4.18 lists or describes the following with respect to National and its Subsidiaries:

          (a) All real property owned by each of National and its Subsidiaries and the principal buildings and structures located thereon, together with a legal description of such real estate, and each lease of real property to which each of National and its Subsidiaries is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office of National or its Subsidiaries;

          (b) each Applicable Contract that involves performance of services or delivery of goods or materials by National or any of its Subsidiaries of an amount or value in excess of $10,000;

          (c) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of National or any of its Subsidiaries in excess of $10,000;

          (d) each lease, rental, license, installment and conditional sale agreement and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of less than one year);

          (e) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property (collectively, "Intellectual Property Assets"), including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets of National or any of its Subsidiaries;

          (f)  each collective bargaining agreement and other
Applicable Contract to or with any labor union or other employee representative of a group of employees;

          (g)  each joint venture, partnership, and other
Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by National or any of its Subsidiaries with any other Person;

          (h) each Applicable Contract containing covenants that in any way purport to restrict the business activity of National or any of its Subsidiaries or any Affiliate of either, or limit National or any of its Subsidiaries or any Affiliate of the foregoing to engage in any line of business or to compete with any Person;

          (i) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

          (j) the name and annual salary of each director, officer or employee of each of National and its Subsidiaries, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by National, its Subsidiaries or a combination of any of them to or for the benefit of each such person in question for the year ended December 31, 1998, and for the current year and any employment agreement or arrangement with respect to each such person;

          (k)  each profit sharing, group insurance,
hospitalization, stock option, pension, retirement, bonus, deferred compensation, stock bonus, stock purchase or other employee welfare or benefit agreements, plans or arrangements established, maintained, sponsored or undertaken by National or any of its Subsidiaries for the benefit of the officers, directors or employees of National or any of its Subsidiaries, including each trust or other agreement with any custodian or any trustee for funds held under any such agreement, plan or arrangement, and all other Contracts or arrangements under which pensions, deferred compensation or other retirement benefits are being paid or may become payable by National or any of its Subsidiaries for the benefit of the employees of National or any of its Subsidiaries (collectively, the "Employee Benefit Plans"), and, in respect to any of them, the latest reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty Corporation under the ERISA, any current financial or actuarial reports and any currently effective Internal Revenue Service private rulings or determination letters obtained by or for the benefit of National or any of its Subsidiaries;

          (l) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by National or any of its Subsidiaries to be responsible for consequential damages;

          (m) each Applicable Contract for capital expenditures in excess of $5,000;

          (n) each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by National or any of its Subsidiaries other than in the Ordinary
Course of Business; and

          (o)  each amendment, supplement and modification
(whether oral or written) in respect of any of the foregoing.

     Copies of each document, plan or Contract listed and described on Schedule 4.18 are appended to such Schedule.

     Section 4.19  NO DEFAULTS.  Except as set forth in
Schedule 4.19, each Contract identified or required to be identified in Schedule 4.18 is in full force and effect and is valid and enforceable in accordance with its terms. Each of National and its Subsidiaries is, and at all times since
January 1, 1996, has been, in full compliance with all applicable terms and requirements of each Contract under which either National or any of its Subsidiaries has or had any obligation or liability or by which National or any of its Subsidiaries or any of their respective assets owned or used by them is or was bound. Except as set forth in this Section and except for late payments that arise in the Ordinary Course of Business from time to time, each other Person that has or had any obligation or liability under any Contract under which National or any of its Subsidiaries has or had any rights is, and at all times since January 1, 1996, has been, in full compliance with all applicable terms and requirements of such Contract. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give National, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Applicable Contract. Except in the Ordinary Course of Business with respect to loans made by the Bank, neither National nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 1996, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract. Other than in the Ordinary Course of Business in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to National or any of its Subsidiaries under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

     Section 4.20 INSURANCE. Schedule 4.20 lists the policies of insurance (including bankers blanket bond and insurance providing benefits for employees) owned or held by National or any of its Subsidiaries on the date hereof. Each such policy is, and National will use its Best Efforts to keep each such policy, in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive) until the Closing. All premiums due on such policies have been, and will be through Closing, paid in full.

     Section 4.21 COMPLIANCE WITH ENVIRONMENTAL LAWS. Except as set forth on Schedule 4.21, there are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving National or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of National, Threatened, nor is there any factual basis for any of the foregoing, as a result of any asserted failure of National or any of its Subsidiaries, or any predecessor thereof, to comply (or the assertion of liability even if in compliance) with any Legal Requirements designed to minimize, prevent, punish or remedy the consequences of actions that damage or threaten the soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

     Section 4.22 REGULATORY FILINGS. Since January 1, 1996, each of National and its Subsidiaries has filed in a timely manner all required filings with all Regulatory Authorities. All such filings were accurate and complete in all material respects as of the dates of the filings, and no such filing has made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

     Section 4.23 FIDUCIARY POWERS. The Bank has properly administered all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulations and common law. None of the Bank or any of its directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

     Section 4.24 YEAR 2000. The computer hardware and software and computer systems and chips and microprocessors used by National and/or any of its Subsidiaries, and by any third party which has a material business relationship with, or which supplies material services to, National and/or any of its Subsidiaries (collectively, "Computer Equipment"), has been tested to ensure proper execution and accurate processing of all date-related data, whether from years in the same century or in different centuries. All Computer Equipment complies in all respects with all rules, regulations, policy statements, and orders promulgated by all Regulatory Authorities that are applicable to National and its Subsidiaries.

     Section 4.25 DISCLOSURE. No representation or warranty of National in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to Section 6.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

     Section 4.26  BROKERAGE COMMISSIONS.  Except as set forth on
Schedule 4.26, none of National or any of its Subsidiaries or any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     Section 4.27  APPROVAL DELAYS.  To the Knowledge of
National, there is no reason why the granting of any of the regulatory approvals referred to in Section 7.1 would be denied or unduly delayed.

                            ARTICLE 5
           REPRESENTATIONS AND WARRANTIES OF ACQUIROR

     Acquiror hereby represents and warrants to National as follows:

     Section 5.1 ACQUIROR ORGANIZATION. Acquiror: (a) is a corporation validly existing and in good standing under the laws of the State of Delaware, and in good standing under the laws of the State of New Mexico; and (b) is registered with the Federal Reserve as a bank holding company under the BHCA. Acquisition Corp is a corporation validly existing and in good standing under the laws of the State of Delaware. Each of Acquiror and Acquisition Corp has full power and authority, corporate and otherwise, to own, operate and lease its respective properties as presently owned, operated and leased, and to carry on its respective business as it is now being conducted.

     Section 5.2 AUTHORIZATION; ENFORCEABILITY. Each of Acquiror and Acquisition Corp has the requisite corporate power and authority to enter into and perform its respective obligations under this Agreement and the execution, delivery and performance of this Agreement by Acquiror and Acquisition Corp, and the consummation by them of their respective obligations under this Agreement, have been authorized by all necessary corporate action, including any necessary approval of their respective stockholders, and this Agreement constitutes a legal, valid and binding obligation of each of Acquiror and Acquisition Corp enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws and subject to general principles of equity.

     Section 5.3 NO CONFLICT. Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the certificate or articles of incorporation or charter, and the bylaws, of Acquiror or any of its Subsidiaries, or any resolution adopted by the board of directors or stockholders of Acquiror or any of its Subsidiaries; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Acquiror or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, other than any of the foregoing that would be satisfied by compliance with the provisions of the BHCA, the Securities Act, the Exchange Act, the National Bank Act and the DGCL; (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Applicable Contract to which Acquiror or any of its Subsidiaries is a party or by which any of their respective assets is bound; or (d) result in the creation of any lien, charge or encumbrance upon or with respect to any of the assets owned or used by Acquiror or any of its Subsidiaries. Except as otherwise stated herein, neither Acquiror nor any of its Subsidiaries is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     Section 5.4 CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Acquiror or Acquisition Corp that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Acquiror's Knowledge, no such Proceeding has been Threatened.

     Section 5.5 BROKERAGE COMMISSIONS. None of Acquiror or any of its Subsidiaries or any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     Section 5.6 APPROVAL DELAYS. Acquiror has no Knowledge of any reason why the granting of any of the regulatory approvals referred to in Section 7.1 would be denied or unduly delayed.

                            ARTICLE 6
                      NATIONAL'S COVENANTS

     Section 6.1 ACCESS AND INVESTIGATION. Acquiror and its Representatives shall, at all times during normal business hours and with reasonable advance notice prior to the Closing Date, have full and continuing access to the facilities, operations, records and properties of National and its Subsidiaries in accordance with the provisions of this Section. Acquiror and its Representatives may, prior to the Closing Date, make or cause to be made such reasonable investigation of the operations, records and properties of each of National and its Subsidiaries and of its respective financial and legal condition as Acquiror shall deem necessary or advisable to familiarize itself with such records, properties and other matters, provided, however, that such access or investigation shall not interfere unnecessarily with the normal operations of National or its Subsidiaries. Upon request, each of National and its Subsidiaries will furnish Acquiror or its Representatives attorneys' responses to auditors' requests for information regarding National or its Subsidiaries, as the case may be, and such financial and operating data and other information reasonably requested by Acquiror (provided with respect to attorneys, such disclosure would not result in the waiver by National or any of its Subsidiaries of any claim of attorney-client privilege), and will permit Acquiror and its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for National or any of its Subsidiaries, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to Acquiror or its Representatives. National shall, and shall cause each of its Subsidiaries to, give Acquiror prior notice of each meeting of its respective board of directors and any committees thereof, including specifically the Bank's loan committee, and Acquiror shall be invited to have one of its Representatives in attendance at each such meeting as an observer. No investigation by Acquiror or any of its Representatives shall affect the representations and warranties made by National. This
Section shall not require the disclosure of any information the disclosure of which to Acquiror would be prohibited by law.

     Section 6.2  OPERATION OF NATIONAL AND ITS SUBSIDIARIES.
Except with the prior written consent of Acquiror, between the date of this Agreement and the Closing Date, National will, and will cause each of its Subsidiaries, to

          (a) conduct its business only in the Ordinary Course of Business;

          (b) use its Best Efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents, and maintain the relations and goodwill with its suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

          (c) confer with Acquiror concerning operational matters of a material nature;

          (d) enter into loan transactions only in accordance with sound credit practices and only on terms and conditions which are not materially more favorable than those available to the borrower from competitive sources in arm's-length transactions, and in that connection, from the date hereof to the Closing Date, shall not;

               (i) enter into any new credit or new lending relationships in excess of $100,000 (other than mortgage loans secured by first liens on owner-occupied residences with a loan to value ratio of not less than 80%) to any Person and such Person's Affiliate; or

               (ii) other than incident to a reasonable loan restructuring, extend additional credit to any Person or that Person's Affiliate if such Person or such Affiliate is the obligor under any indebtedness to it which constitutes a non-performing loan or against any part of such indebtedness it has established loss reserves or any part of which has been charged-off by it;

          (e) consistent with past practice, maintain a reserve for possible loan and lease losses which is adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable), provided, however, that such reserve for possible loan and lease losses shall in all events be maintained at a level that is no less than the greater of (i) the loan loss reserve as of the date of this Agreement, or (ii) 1.90% of the aggregate outstanding balance of all loans and leases (including accrued interest receivable);

          (f) maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date hereof and pay all premiums on such policies when due;

          (g) file in a timely manner all required filings with all Regulatory Authorities and cause such filings to be true and correct in all material respects; and

          (h) maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years and comply with all Legal Requirements.

     Section 6.3 NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, National will not, and will cause each of its Subsidiaries not to, without the prior written consent of Acquiror, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 4.17 is likely to occur, provided, however, that the Bank shall be permitted to pay dividends to National and National shall be permitted to pay dividends to its stockholders from time to time after the date of this Agreement, but only if the aggregate amount of such dividends is reflected in the calculation of the Closing Equity and the payment of any such current dividend, after taking into account the payment since the date of this Agreement and of any other dividends and any expenses pursuant to Section 11.4, would not reasonably be expected to decrease the Closing Equity below $14,250,000.

     Section 6.4 SUBSEQUENT FINANCIAL STATEMENTS. As soon as available after the date hereof, National will furnish Acquiror copies of the quarterly unaudited consolidated balance sheets and income statements of National prepared for its internal use and the Bank's Call Reports for each quarterly period completed after March 31, 1999, and prior to the Closing, and all other financial reports or statements submitted by National or any of its Subsidiaries to Regulatory Authorities after the date hereof, to the extent permitted by law (collectively, the "Subsequent Financial Statements"). The Subsequent Financial Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the financial condition and results of operations for the dates and periods presented. The Subsequent Financial Statements will not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such Financial Statements misleading in any material respect.

     Section 6.5 TITLE TO REAL ESTATE. As soon as practical after the date hereof, but in any event no later than sixty (60) days before the Closing, National shall obtain at its own expense and deliver to Acquiror, with respect to all real estate owned by National or any of its Subsidiaries (the "National Real Estate"), an owner's preliminary report of title covering a date subsequent to the date hereof, issued by Chicago Title Insurance Company or such other title insurance company as is reasonably acceptable to Acquiror, showing fee simple title in National or any of its Subsidiaries in such real estate subject to no liens, mortgages, security interests, encumbrances or charges of any kind except:
(a) as noted in the most recent Financial Statement or on
Schedule 4.9; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the Ordinary Course of Business; and (d) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held. National shall further cause, at its own expense (which expense shall be taken into account when calculating the Closing Equity), the issuance of a title policy or policies to Acquiror pursuant to such title commitment.

     Section 6.6 SURVEY. As soon as practical after the date hereof, but in any event no later than sixty (60) days before the Closing, National shall obtain at its own expense and deliver to Acquiror a current Class A ALTA survey of the National Real Estate disclosing no survey defects that Acquiror shall deem objectionable.

     Section 6.7 ADVICE OF CHANGES. Between the date of this Agreement and the Closing Date, National will promptly notify Acquiror in writing if National or any of its Subsidiaries becomes aware of any fact or condition that causes or constitutes a Breach of any of National's representations and warranties as of the date of this Agreement, or if National or any of its Subsidiaries becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition would require any change in the Schedules if such Schedules were dated the date of the occurrence or discovery of any such fact or condition, National will promptly deliver to Acquiror a supplement to the Schedules specifying such change. During the same period, National will promptly notify Acquiror of the occurrence of any Breach of any covenant of National in this Article or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 8 impossible or unlikely.

     Section 6.8 OTHER OFFERS. Until such time, if any, as this Agreement is terminated pursuant to Article 10, National will not, and will cause each of its Subsidiaries and their respective Representatives not to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Acquiror) relating to any transaction involving the sale of the business or assets of National or any of its Subsidiaries, or any of the capital stock of National or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving National or any of its Subsidiaries.

     Section 6.9 INFORMATION PROVIDED TO ACQUIROR. National agrees that none of the information concerning National or any of its Subsidiaries which is provided or to be provided by National or any of its Subsidiaries or their respective Representatives to Acquiror for inclusion or which is included in any documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

     Section 6.10 SHAREHOLDERS' MEETING. National shall cause a meeting of its shareholders to be held at the earliest practicable date, but in no event later than 60 days after the date of this Agreement, for the purpose of acting upon this Agreement. In connection with such shareholders' meeting and in accordance with the New Mexico Business Corporation Act ("New Mexico Act"), National shall send a notice of such meeting to its shareholders at least twenty (20) days prior to such meeting. Along with such notice, National shall include a copy of this Agreement without its schedules and a copy of Section 53-15-4 NMSA governing the rights of dissenting shareholders. National shall recommend to its shareholders the approval of this Agreement and the Merger and shall solicit proxies voting in favor thereof from its shareholders.

     Section 6.11 TREATMENT OF EMPLOYEE BENEFIT PLANS. National agrees to take, or cause to be taken, any action necessary to terminate its Employee Stock Ownership Plan immediately prior to the Effective Time.

     Section 6.12 BEST EFFORTS; COOPERATION. National agrees to use its Best Efforts in good faith to satisfy the various covenants and conditions to Closing in this Article and
Article 8, respectively, and to consummate the transactions contemplated hereby as promptly as possible. National will not intentionally take or intentionally permit to be taken any action that would be a Breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, National will, and will cause its Subsidiaries and each of its and their Affiliates and Representatives to, cooperate with Acquiror with respect to all filings that Acquiror is required by Legal Requirements to make in connection with the Contemplated Transactions.

                            ARTICLE 7
                      ACQUIROR'S COVENANTS

     Section 7.1 REGULATORY APPROVALS. Except as otherwise provided in this Agreement, as promptly as practicable after the date of this Agreement, Acquiror will make all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions (including all filings under the BHCA and the National Bank Act). Acquiror shall in good faith vigorously pursue all necessary regulatory approvals.

     Section 7.2 ADVICE OF CHANGES. Between the date of this Agreement and the Closing Date, Acquiror will promptly notify National in writing if Acquiror acquires Knowledge of any fact or condition that causes or constitutes a Breach of any of Acquiror's representations and warranties as of the date of this Agreement, or if Acquiror acquires Knowledge of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Acquiror will promptly notify National of the occurrence of any Breach of any covenant of Acquiror in this Agreement or of the occurrence of any event that would reasonably be expected to make the satisfaction of the conditions in Article 9 impossible or unlikely.

     Section 7.3 BEST EFFORTS. Acquiror agrees to use its Best Efforts in good faith to satisfy the various covenants and conditions to Closing in this Article and Article 9, and to consummate the transactions contemplated hereby as promptly as possible. Acquiror will not intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of this Agreement or that would cause any of the representations or warranties contained herein to be or become untrue.

                            ARTICLE 8
         CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR

     The obligations of Acquiror to consummate the Merger and to take the other actions required to be taken by Acquiror at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Acquiror, in whole or in part):

     Section 8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of National set forth in this Agreement shall be true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that such representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects.

     Section 8.2 NATIONAL'S PERFORMANCE. National shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, National shall have performed and complied in all respects with such covenants and obligations.

     Section 8.3 DOCUMENTS SATISFACTORY. All proceedings, corporate or other, to be taken by National in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for Acquiror, and National shall have made available to Acquiror for examination the originals or true and correct copies of all records and documents relating to the business and affairs of National and its Subsidiaries which Acquiror may reasonably request in connection with said transactions.

     Section 8.4 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or Threatened against National or any of its Subsidiaries any Proceeding:
(a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions.

     Section 8.5 ABSENCE OF MATERIAL ADVERSE CHANGES. From the date hereof to the Closing, there shall be and have been no event or occurrence that had or would reasonably be expected to have a Material Adverse Effect on National or any of its Subsidiaries.

     Section 8.6 CONSENTS AND APPROVALS. Any consents or approvals required to be secured by either party by the terms of this Agreement or otherwise reasonably necessary in the opinion of Acquiror to consummate the Contemplated Transactions shall have been obtained and shall be reasonably satisfactory to Acquiror, and all applicable waiting periods shall have expired.

     Section 8.7 NO PROHIBITION. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of:
(a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.

     Section 8.8 STOCK EXCHANGE. All of the transactions contemplated under that certain Stock Exchange Agreement of even date herewith between Acquiror and the Employee Stock Ownership Plan and Trust for the Employees of the First National Bank of Clovis shall have been consummated.

                            ARTICLE 9
       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF NATIONAL

      National's obligation to consummate the Merger and to take the other actions required to be taken by National at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by National, in whole or in part):

     Section 9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of Acquiror set forth in this Agreement shall be true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that such representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects.

     Section 9.2 ACQUIROR'S PERFORMANCE. Each of Acquiror and Acquisition Corp has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, and also with respect to the performance by Acquiror of its covenant in Section 2.7(a), Acquiror and Acquisition Corp shall have performed and complied in all respects with such covenants and obligations.

     Section 9.3 DOCUMENTS SATISFACTORY. All proceedings, corporate or other, to be taken by Acquiror and Acquisition Corp in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for National.

     Section 9.4 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or Threatened against Acquiror or Acquisition Corp any Proceeding:
(a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected to have a Material Adverse Effect on National or such Affiliate.

     Section 9.5 REGULATORY APPROVALS. Acquiror shall have received all of the regulatory approvals referred to in
Section 7.1

     Section 9.6 NO PROHIBITIONS. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of:
(a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.

                           ARTICLE 10
                           TERMINATION

     Section 10.1  REASONS FOR TERMINATION AND ABANDONMENT.  This
Agreement may, by prompt written notice given to the other parties prior to or at the Closing, be terminated:

          (a) by mutual consent of the boards of directors of National and Acquiror;

          (b)  by Acquiror if:  (i) any of the conditions in
Article 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Acquiror to comply with its obligations under this Agreement); and (ii) Acquiror has not waived such condition on or before the Closing Date;

          (c)  by National if:  (i) any of the conditions in
Article 9 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of National to comply with its obligations under this Agreement); (ii) the failure to satisfy such condition would reasonably be expected to have a Material Adverse Effect upon National or its shareholders if the Closing were to occur; and (iii) National has not waived such condition on or before the Closing Date, provided, however, that the condition set forth in clause (ii) of this paragraph need not be satisfied to terminate this Agreement if such Breach was the result of any intentional or grossly negligent: (A) action,
(B) failure to act or (C) misrepresentation, of or by Acquiror;

          (d) by either Acquiror or National if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) by April 30, 2000, or such later date as the parties may agree upon (the "Termination Date").

                           ARTICLE 11
                          MISCELLANEOUS

     Section 11.1 GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Iowa applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.

     Section 11.2 ASSIGNMENTS, SUCCESSORS AND NO THIRD PARTY RIGHTS. None of the parties to this Agreement may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

     Section 11.3 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     Section 11.4 EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions (the "Transaction Expenses"). In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other party. Notwithstanding the foregoing, National agrees that it will not pay any Transaction Expenses if the payment of such expenses, after taking into account the payment since the date of this Agreement of any dividends pursuant to Section 6.3, would reasonably be expected to decrease the Closing Equity below $14,250,000. National further agrees, however, to ensure that all Transaction Expenses will be fully paid on or prior to Closing.

     Section 11.5 PUBLICITY. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Acquiror and National shall jointly determine. Unless consented to by the other in advance or required by Legal Requirements, prior to the Closing neither Acquiror nor National shall, and shall cause each of its respective Subsidiaries and Representatives to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. National and Acquiror will consult with each other concerning the means by which their respective employees, customers and suppliers and others having dealings with either of them and National's Subsidiaries will be informed of the Contemplated Transactions.

     Section 11.6 CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, each of Acquiror and National will maintain in confidence, and will cause each of its respective Representatives to maintain in confidence, and not use to the detriment of the other or its Subsidiaries any written, oral, or other information obtained in confidence from the other of any of its Subsidiaries in connection with this Agreement or the Contemplated Transactions, unless: (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party; (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions; or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with any legal proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

     Section 11.7 NOTICES. All notices, consents, waivers and other communications under this Agreement must be in writing (which shall include telecopier communication) and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or telecopied if confirmed immediately thereafter by also mailing a copy of any notice, request or other communication by U.S. mail as provided in this Section:

          (a)  If to Acquiror or Acquisition Corp, to:

             Heartland Financial USA, Inc.
             1398 Central Avenue
             P.O. Box 778
             Dubuque, Iowa 52004-0778
             Telephone:  (800) 397-2000
             Telecopier: (319) 589-1951
             Attention:  Mr. John K. Schmidt
                         Executive Vice President and Chief
                         Financial Officer

          with copies to:

             Barack Ferrazzano Kirschbaum Perlman & Nagelberg
             333 West Wacker
             Suite 2700
             Chicago, Illinois  60606
             Attention:  John E. Freechack, Esq.
             Telephone:  (312) 984-3100
             Telecopier: (312) 984-3193

     (b)  if to National, to:

             National Bancshares, Inc.
             709 Pile Street
             PO Box 730
             Clovis, New Mexico 88101
             Attention:  Mr. Dan Hardisty
                         President
             Telephone:  (505) 762-4741
             Telecopier: (505) 763-5739

          with copies to:

             Peter J. Broullire, Esq.
             8210 La Mirada Dr., N.E.
             Suite 600
             Albuquerque, New Mexico 87109-1665
             Telephone:  (505) 275-7738
             Telecopier: (505) 275-6156

or to such other Person or place as National shall furnish to Acquiror or Acquiror shall furnish to National in writing.
Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided in this Section, five Business Days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next Business Day after deposit with such service; and (d) if by telecopier, on the next Business Day if also confirmed by mail in the manner provided in this Section.

     Section 11.8 ENTIRE AGREEMENT. This Agreement and any documents executed by the parties pursuant to this Agreement and referred to herein constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

     Section 11.9 MODIFICATION. This Agreement may not be amended except by a written agreement signed by each of National and Acquiror.

     Section 11.10 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

     Section 11.11  FURTHER ASSURANCES.  The parties agree:
(a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     Section 11.12 JURISDICTION AND SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Iowa, County of Dubuque or, if it has or can acquire jurisdiction, in the United States District Court serving the County of Dubuque, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     Section 11.13 SURVIVAL. The representations, warranties and covenants contained herein shall not survive beyond the Closing.

     Section 11.14 COUNTERPARTS. This Agreement and any amendments thereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

HEARTLAND FINANCIAL USA, INC.      NATIONAL BANCSHARES, INC.


By:  /s/ Lynn B. Fuller            By:  /s/ Dan Hardisty
     -----------------------       ------------------------
     Lynn B. Fuller                Dan Hardisty
     President                     President

NBI ACQUISITION CORPORATION


By:  /s/ Lynn B. Fuller
     -----------------------
     Lynn B. Fuller
     President